Exhibit 10.14

NON-COMPETITION, CONFIDENTIALITY, AND

NON-SOLICITATION AGREEMENT

THIS AGREEMENT dated April 16, 2008 is by and between Del Frisco’s Restaurant Group, LLC, a Delaware limited liability company (the “Company”), its successors, assigns and affiliated entities, and William Martens (“EMPLOYEE”).

W I T N E S S E T H:

WHEREAS, EMPLOYEE is desirous of working for the Company; and

WHEREAS, EMPLOYEE will have access to certain business trade secrets, such as marketing objectives and strategies, financial reporting, management systems, recipes, procedures, business methods, processes, and financial information (“business information”) of Company which is sensitive, proprietary, and valuable to Company; and

WHEREAS, such business information has been prepared by Company at great cost and expense to it, and such business information is confidential by EMPLOYEE and such business information is intended only for those working in an executive management capacity;

WHEREAS, EMPLOYEE acknowledges that he or she will continue to develop management skills utilizing the Company’s business information; and

WHEREAS, the parties agree that it would be impossible for EMPLOYEE to work for one of the direct competitors of the Company without utilizing such sensitive, proprietary and confidential information; and

WHEREAS, disclosure by EMPLOYEE of “business information” would be injurious to the Company; and

NOW, THEREFORE, in consideration of those agreements herein contained, the parties hereby agree as follows:

1. Term. This Agreement shall commence on the date hereof and continue for so long as EMPLOYEE continues to be an employee of Company.

2. General Duties. EMPLOYEE shall devote his or her entire business time, attention, and energies to the business of the Company, and faithfully and competently perform his/her duties hereunder during the term of this Agreement. Further, EMPLOYEE shall not in any capacity whatsoever, either directly or indirectly be employed by any other business or provide services or assistance to any other business organization.

3. Non-Competition. During the Term and for twenty-four (24) months thereafter, EMPLOYEE shall not in any capacity whatsoever, individually or jointly with others, directly or indirectly, whether for her own account or for that of any other person or entity be employed by, engage in, serve as an officer, director, consultant, agent, partner, proprietor or other participant, or own or hold any ownership interest in any person or entity engaged in a restaurant business, which features steak and where steak sales, as a percentage of food sales, exceed thirty percent (30%) which restaurant business is located within a one hundred mile radius of any existing Sullivan’s Steakhouse or Del Frisco’s Double Eagle Steak House restaurant without the Company’s written consent.

4. Nondisclosure. During EMPLOYEE’s employment and for a period of ten (10) years after the termination of employment, whether the termination is initiated by EMPLOYEE or Company, EMPLOYEE shall not at any time, directly or indirectly, disclose any proprietary information or information not known outside the Company, furnished by the Company, and/or its management company, or any other information acquired by the EMPLOYEE in the course of his or her employment with the Company in any capacity whatsoever, except to the Company, its duly authorized officers, employees or representatives entitled thereto. Upon termination of EMPLOYEE’s employment with the Company, EMPLOYEE shall immediately return all procedural manuals, guides, specifications, formulas, financial statements, operational worksheets, records, and similar materials of any kind, which are then in EMPLOYEE’s possession or control, whether prepared by EMPLOYEE or others.

5. Non-Solicitation. In the event of EMPLOYEE’s termination of employment with the Company, for a period of twenty-four (24) months thereafter EMPLOYEE shall not, employ or seek to employ, target or assist others in employing or seeking to employ directly or indirectly any person serving in a managerial capacity with the Company, and/or any affiliated operating companies managed by the Company. For the purposes of this provision, managerial capacity includes an executive officer, Director of Operations, District Manager, General Manager, Manager or Manager in Training.

6. Consideration. In consideration of the promises and agreements made herein, the Company shall promote or continue the employment of EMPLOYEE until such time as such employment is terminated whether initiated by EMPLOYEE, or initiated with or without cause by the Company.

7. Miscellaneous.

(a)	Reasonableness. The parties agree that the covenants contained herein are reasonable and necessary to the protection of the business of the Company.

(b)	Severance; Enforceability. In the event that a Court of competent jurisdiction shall determine that any restriction or provision herein is unenforceable, the parties agree that this Agreement shall nevertheless be enforceable for the maximum term and maximum geographical area allowable by law, and any restriction deemed unenforceable shall be severed from this Agreement and the remainder of the Agreement enforced just as if the original Agreement had contained only those restrictions or provisions not severed.

(c)	Assignment. Company may assign its rights obtained in this agreement to any Entity into which Company may be merged or consolidated, or any entity which shall be an affiliate, subsidiary, parent or successor of Company.

(d)	Common Law Rights. By entering into this Agreement, the Company does not waive any common law right to which it may be entitled.

(e)	Governing Law. This Agreement shall be enforced by any Court of competent jurisdiction by application of the laws of the State of Texas.

(f)	Amendment. No amendment or modification of this Agreement shall be deemed effective unless or until executed in writing by the parties hereto.

(g)	Enforcement. If there is a breach or threatened breach of the provisions of this Agreement, the Company shall be entitled to an injunction restraining EMPLOYEE from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

(h)	Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

(i)	Arbitration. The parties agree that any disputes, claims or controversy of any kind arising out of this agreement or out of the employment relationship between EMPLOYEE and the Company shall be submitted to arbitration. EMPLOYEE acknowledges that he has previously received the Company’s Mandatory Arbitration policy and has signed a Receipt acknowledging his receipt of same.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal affixed hereby by its officers thereunto duly authorized; and the EMPLOYEE has executed this Agreement, as of the day and year first above written.

Del Frisco’s Restaurant Group, LLC

By:	/s/ Jon W. Howie
Jon W. Howie, Chief Financial Officer

By:	/s/ William Martens	By:	/s/ Amanda Faster
	EMPLOYEE		Witness

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